Exhibit 3.21

CERTIFICATE OF INCORPORATION

TITLEMAX OF MISSOURI, INC.

1.	The name of the Corporation is: TitleMax of Missouri, Inc.

2.	The Corporation is organized pursuant to the provisions of the General Corporation Law of Delaware.

3.	The Corporation shall have perpetual duration.

4.	The Corporation is a corporation for profit and is organized to do any and all things for which corporations may be organized under the laws of the State of Delaware.

5.	The Corporation has authority to issue not more than 1,000 shares of common stock without par value.

6.	The Corporation shall not commence business until it shall have received not less than $500.00 in payment for the issuance of shares of stock.

7.	The initial registered office of the Corporation is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The initial registered agent of the Corporation is The Corporation Trust Company.

8.	The initial principal office and mailing address of the Corporation is 24 Drayton Street, Suite 610, Savannah, Georgia 31401.

9.	The initial Board of Directors shall consist of one member who is Tracy Young, 10 Cedar Point, Savannah, Georgia 31405.

10.	The incorporator is Marvin A. Fentress, P.O. Box 10186, Savannah, GA 31412.

11.	No director shall have any personal responsibility to the corporation or its shareholders for monetary damages arising out of any breach of duty of care or other duty as a director except any act or omission not in good faith or which involves intentional misconduct or a knowing violation of the laws.

IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation this April 28, 2005.

By:	/s/ Marvin A. Fentress
Marvin A. Fentress
Incorporator

P.O. Box 10186

Savannah, GA 31412